Exhibit 2.1

Fintech Holdings North America Inc.
2711 Centerville Rd., Suite 400
Bloomington, Delaware 19808

March 6, 2018
CONFIDENTIAL

Zoompass Inc.
107 Atlantic Ave., Suite 201 Toronto, Ontario M6K lYl

Re: Asset Purchase Agreement for the Prepaid Card Business of Zoompass Inc.

Dear Sirs:

This binding Asset Purchase Agreement sets out the terms and conditions pursuant to which Zoompass Inc. (hereinafter referred to as "Zoompass") shall sell certain assets in connection with its Prepaid Card Business ("Prepaid Business") to Fintech Holdings North America Inc. or another legal entity designated by Fintech Holdings North America Inc. prior to the Closing (hereinafter referred to as "the Corporation").

Zoompass acknowledges that the Corporation has not completed the review of its material business agreements at the time of the signing of this Agreement, and as such, the intent of the Corporation to move forward with the Asset Purchase is conditional upon the Corporation being satisfied with certain conditions as set forth below.

The terms and conditions of this Agreement are as follows:

1.
The Corporation shall acquire certain assets of Zoompass, namely assets identified and selected by the Corporation that relates to the Prepaid Business, as outlined in Schedule A for an aggregate purchase price of $400,000.00 (the "Purchase Price"). The Purchase Price will be paid as follows:

i.	CDN $200,000 in cash (the "Cash Payment") to be paid on Closing by way of immediately available certified funds;

The Corporation shall also pay the following subject to the outlined conditions below:

ii.          CDN $100,000 in cash payable 12 months post-Closing;
iii.         CDN $100,000 in common shares of the Corporation issued 12 months post-Closing;  and

The consideration outlined in sections l (ii) and (iii.) above shall be payable upon all of the following con

i.	The BIN sponsorship agreement(s) with the issuing bank(s) shall continue to remain in full force and effect as of the event date;

ii.
There is no decrease in revenue (excluding any revenues from programs that are identified and selected by the Corporation as being excluded from the asset purchase) from the Prepaid Business as of the event date;

Exhibit 2.1 -- Page 1

iii.	All Customers of the Prepaid Business shall continue to have a contractual agreement with Company as of the event date; and

iv.
Suppliers of the Prepaid Business (as identified and selected by the Corporation as being included in the asset purchase) shall continue to have a contractual agreement with Company as of the event date.

2.
The Corporation shall not assume any liabilities or obligations of Zoompass Inc. contingent or otherwise.  Zoompass shall provide a notice to all of its vendors, issuers, processors, clients and any other party to whom it owes or may owe, whether anticipated or unknown, at any time that any debts owing as at Closing shall remain the liability of Zoompass.

3.	Pending Closing of the Asset Purchase and subject to certain provisions of this Agreement, the Corporation and Zoompass shall each keep confidential any trade secrets or confidential

(a)	the Closing of the Asset Purchase;

(b)	the Information becoming generally known to the public other than through a breach of this paragraph;

(c)	the Information being lawfully obtained by the receiving party from a third party or parties
;

(d)	the Information being known to the receiving party prior to disclosure by the disclosing party, as shown by documentation sufficient to establish such knowledge; or

(e)	the disclosing party having provided its prior written approval for such disclosure by the receiving party.

4.
In the event that the parties have not executed and closed this Asset Purchase and have not agreed to extend the Closing date, each party shall return the Information received from the other party and any copies made thereof to the disclosing party.

5.
The parties agree that the existence and terms of this Agreement are to be kept strictly confidential. No disclosure of this Agreement may be made by the Corporation or Zoompass without the prior written consent of the other party.

6.	The commencement and completion of this Asset Purchase is subject to and conditional upon, the following conditions:

(a)	the Corporation and Zoompass shall have obtained all requisite board approvals;

(b)	no adverse material changes in the business affairs, or operations of Zoompass' s Stored Value Card business shall occur up to the completion of the Asset Purchase;

(c)	the Purchased Assets being free and clear of all encumbrances;

(d)	the parties entering into an indemnification agreement whereby Zoompass shall indemnify the Corporation, its officers, directors, employees and agents;

(e)	Zoompass shall assign all of its rights, title and interests in the purchased assets to the Corporation;

(f)	the consent of suppliers (as identified by the Corporation as being included in the asset purchase) to:
i. assign any existing agreements to the Corporation; and
ii. continue its existing business arrangements with the Corporation; or
iii. enter into a new agreement and business arrangement with the Corporation on terms that are favourable to the Corporation.

Exhibit 2.1 -- Page 2

(g)	the consent of issuers (as identified and selected by the Corporation as being included in the asset purchase) to:
i.	assign any existing agreements, BINS and programs to the Corporation; and
ii.	continue its existing business arrangements with the Corporation; or
iii.	assign any existing BINS and programs to another issuer selected by the Corporation; or
iv.	enter into a new agreement and business arrangement with the Corporation on terms that are favourable to the Corporation.

7.	Zoompass will use its best efforts, but shall not be a condition of Closing, to receive the consent of all customers to:
v.	assign any existing agreements to the Corporation;
vi.	continue its existing business arrangements with the Corporation;

8.	Zoompass will provide company access to all information, including balance information, concerning all of the accounts held by Zoompass and/or for the benefit of Zoompass' clients;

9.	confirmation from the issuing bank(s) that any open account balances equal the amount of funds held at the issuing bank(s);

10.
signed letter from Zoompass guaranteeing that all prepaid programs are prefunded with the issuer with no deficit at Closing. Any funding surplus as it pertains to client balances at Closing shall remain the property of Zoompass.  Any funding deficit as it pertains to client balances at Closing shall remain the liability of Zoompass.

11.
if applicable, the compliance of Zoompass with respect to the Bulk Sales Act (Ontario) or obtained waivers from any lenders or creditors of Zoompass waiving the provisions of the Bulk Sales Act (Ontario) that require that adequate provision be made for the immediate payment in full of the amounts owed to them by Zoompass;

12.	Zoompass' agreement that the Corporation may engage Zoompass employees at their cost after Closing to support the transition of the Prepaid Business;

13.	Zoompass' agreement to support the transition of all assets to the Corporation in a timely and efficient manner;

14.	Zoompass agreeing to enter into a non-competition and non-solicitation agreement with the Corporation whereby for a period of three years following the Asset Purchase Zoompass:
(i)	will not directly or indirectly be engaged in any business or undertaking that is competitive with the Purchased Assets in Canada ; and
(ii)
will not directly or indirectly solicit any employees of the Corporation for employment by such party or any undertaking with which such party is associated, or solicit the customers/clients of the Corporation.

15.	Each party agrees to pay its own expenses with respect to this proposed transaction.

16.	The closing date will be on or before March 12, 2018 (the "Closing") or such other date as mutually agreed between the parties.

17.
For a period of 30 days from the date of this Agreement or until Closing, Zoompass agrees to work exclusively with the Corporation, and agrees to cause its officers, directors, advisors, representatives and affiliates not to, directly or indirectly solicit or commence, enter into or continue discussions or negotiations with respect to proposals or offers related to the sale of the Assets. Provided that the Corporation provides written notice that they have decided to not proceed with the proposed transaction, Zoompass will no longer be subject to the provisions of this paragraph.

Exhibit 2.1 -- Page 3

Kindly sign the enclosed copy of this letter and return it to us as confirmation of the status of our negotiations and as evidence of your agreement. We confirm that a formal and binding Asset Purchase Agreement will be entered into no later than March 7, 2018.

Yours truly,

Fintech Holdings North America Inc.

Per:      /s/ Paul Haber
Name: Paul Haber Title: Director
(I have authority to bind the Corporation.)

The above terms and conditions are hereby accepted this ______ day of March, 2018.

Fintech Holdings North America Inc.

Per:         /s/ Steven Roberts
Name: Steven Roberts
Title: President
(I have authority to bind the Corporation.)

Exhibit 2.1 -- Page 4

SCHEDULE "A"
LIST OF ASSETS

The Prepaid Business Assets to be sold by Zoompass and to be purchased by the Corporation include, but is not limited to the following:

a.	All agreements between Zoompass and customers;

b.	Agreements between Zoompass and issuer(s) (as identified and selected by the Corporation as being included in the asset purchase);

c.	Agreements between Zoompass and suppliers (as identified and selected by the Corporation as being included in the asset purchase);;

d.	Agreements with Zoompass and processor(s) (as identified and selected by the Corporation as being included in the asset purchase);

e.	All necessary bank accounts;

f.	All intellectual property rights;

g.	All internet domains;

h.	All web and mobile application platforms, technology and source code;

i.	All servers and hardware;

J.	Existing prepaid card programs (as identified and selected by the Corporation as being included in the asset purchase);;

k. Existing cardholders (as identified and selected by the Corporation as being included in the asset purchase);;

I. Any business plans, marketing plans, graphic design files, sales leads, customer & supplier lists, price lists, inventory records and other books and records; and

m. All other goodwill of the Prepaid Business.

Exhibit 2.1  --  Page 5